                                                Exhibit 99.1

For:	Immediate Release	Contact:	Brett Bauer
	July 21, 2022		574-235-2000

1st Source Corporation Reports Second Quarter Results,
a record quarter adjusted for PPP income due to Government response to COVID-19
Cash Dividend Increased
QUARTERLY HIGHLIGHTS
•Net income was $29.31 million for the quarter, down $0.91 million or 3.01% from the second quarter of 2021. Excluding tax-effected PPP income, net income was a record $28.47 million for the quarter, up $1.06 million or 3.87% from the second quarter of 2021. Diluted net income per common share was $1.18, down $0.01 from the prior year’s second quarter of $1.19.
•Cash dividend of $0.32 per common share was approved, up 3.22% from the cash dividend declared a year ago.
•Small Business Administration (SBA) forgiveness and customer pay downs of Paycheck Protection Program (PPP) loans amounted to $29.84 million during the quarter which contributed to the recognition of $1.03 million in PPP-related loan fees in the quarter down from $158.41 million in forgiveness and $2.59 million in fees in the second quarter of 2021.
•Average loans and leases net PPP loans grew $168.96 million in the second quarter, up 3.20% (12.8% annualized growth) from the previous quarter and $335.87 million, up 6.58% from the second quarter of 2021.
•Tax-equivalent net interest margin was 3.32%, up 17 basis points from the second quarter a year ago.
•Mortgage banking income was $1.06 million, down $1.80 million, or 62.85% from the second quarter a year ago.
South Bend, IN - 1st Source Corporation (NASDAQ: SRCE), parent company of 1st Source Bank, today reported quarterly net income of $29.31 million for the second quarter of 2022, down 3.01% from the $30.22 million reported in the second quarter a year ago, bringing the 2022 year-to-date net income to $56.70 million compared to $58.33 million in 2021. Excluding tax-effected PPP income, net income was a record $28.47 million for the quarter, up $1.06 million or 3.87% from the second quarter of 2021. Diluted net income per common share for the second quarter of 2022 was $1.18 versus $1.19 in the second quarter of 2021. Diluted net income per common share for the first half of 2022 was $2.28 compared to $2.29 a year earlier.
At its July 2022 meeting, the Board of Directors approved a cash dividend of $0.32 per common share, up 3.22% from the $0.31 per common share declared a year ago. The cash dividend is payable to shareholders of record on August 2, 2022 and will be paid on August 12, 2022.

Christopher J. Murphy III, Chairman and Chief Executive Officer, commented, “We are pleased to announce another strong quarter. Average loans grew $335.87 million or 6.58% net of Paycheck Protection Program (PPP) loans from the second quarter last year. Average deposits increased $517.14 million, up 8.24% from the prior year second quarter. At the end of the second quarter, we had helped clients submit PPP loan forgiveness to the SBA for over 99% of all PPP loans we originated. Our tax-equivalent net interest margin for the quarter was 3.32% compared to 3.15% in the prior year second quarter. The increase in margin this quarter helped defray the expected reduction in PPP loan fees and mortgage banking income since the same period last year. It remains to be seen whether the numerous Federal Reserve rate hikes during the first half of 2022 and any future adjustments can successfully tame runaway inflation as we move further into 2022 and beyond.
“We were very pleased to learn during the second quarter that 1st Source was the recipient of multiple honors that recognize our commitment to our clients, shareholders and team members. 1st Source was named among the Keefe, Bruyette & Woods, Inc. (KBW) Bank Honor Roll for the fourth consecutive year. We are proud to be one of the 17 honorees, placing us among the top 5% of eligible banks in the country. To be considered, banks must be publicly traded institutions with more than $500 million in total assets and 10 consecutive years of increased earnings per share. It is our focus on quality earnings, investing for the future, building a strong balance sheet, capital, and reserves that earned 1st Source this recognition and allowed us to continue to meet the challenges the pandemic presented. Receiving this recognition for the fourth year in a row is a great honor, and welcome confirmation of the success of our continued focus on the long-term has been successful.
“1st Source was also recognized by Forbes twice in recent months. We were named to the Forbes ‘Best Employers for Diversity’ list. We were also included on the Forbes ‘Best In State Banks’ list, ranking #3 in Indiana. Both lists were compiled in partnership with market research firm Statista, and both were the result of surveys conducted of our employees and clients, respectively. First and foremost, an inclusive culture that welcomes and values all people as part of our workforce is extremely important to us and to our future success as a financial institution and employer. Being named to this list signals to us that our momentum in the vital area of diversity, equity and inclusion is being felt, embraced, and celebrated by our team. Additionally, being named among the ‘Best In State Banks’ in Indiana by our clients is an equally important and gratifying recognition for us. We strive every day to show our clients they have made the right choice for their financial future by entrusting us to be their partner. Being named one of the best banks in Indiana by our clients lets us know that hard work is paying off, and that we are living our mission to help people achieve security, build wealth and realize their dreams in all that we do.

“In addition, 1st Source was recognized by the Business Development Corporation (BDC) as the top lender of SBA 504 loans for the years 2020 and 2021 and one of the top long term small business lenders in the state. In both years, 1st Source had the highest number of SBA 504 loan approvals, as well as the highest dollar amount in approvals with the BDC. This honor as top SBA 504 lender by the BDC is our latest recognition for small business lending. We have also received the Community Lender ‘Gold Level Award’ by the Indiana District of the U.S. Small Business Administration as the top SBA lender of banks our size in the state nine years in a row (which was detailed in a previous earning release). Small businesses have been challenged greatly throughout the pandemic, and we made it our focus to serve small businesses in any way we were able. This recognition shows the positive impact of our laser-like focus on small businesses, and we’re proud of the dedication and superior service our business banking and support teams have provided along the way.
“Lastly, we announced in April the election of Isaac P. Torres to our Board of Directors. Mr. Torres is President and Chief Executive Officer of InterCambio Express, Inc., an internet-based money transfer service with a U.S.A. headquarters in Elkhart, Ind. and a Mexican subsidiary located in Puebla, Mexico. Mr. Torres has expertise in internet-based industries and international payment systems as well as extensive skills in finance, accounting, compliance and international business. We are pleased our shareholders voted to add such a strong leader to our Board of Directors and we are certain Mr. Torres will help the Company deliver on its mission to help our clients achieve security, build wealth and realize their dreams by living our values and keeping our clients’ best interest in mind for the long-term. His background and experience blend well with our already strong Board, and his strategic guidance and unique perspective will add value to the future of our organization. At the time of this election, three current board members - John F. Affleck-Graves, Chaired Professor of Finance, and former Executive Vice President and Chief Financial Officer of the University of Notre Dame, Daniel B. Fitzpatrick, founder, Chairman and Chief Executive Officer of Quality Dining, Inc., and Christopher J. Murphy IV, co-founder, owner and Chief Executive Officer of Catharsis Productions, LLC - were also re-elected to continue their service on the 1st Source Corporation Board of Directors. All four above mentioned directors have been elected to terms that end April 2025 and will be subject to re-election at that time,” Mr. Murphy concluded.
SECOND QUARTER 2022 FINANCIAL RESULTS
Loans
Second quarter average loans and leases of $5.47 billion increased $335.87 million, up 6.58% net of PPP loans from the year ago quarter and increased $168.96 million, up 3.20% net of PPP loans from the previous quarter. Year-to-date average loans and leases of $5.40 billion increased $261.18 million, up 5.12% net of PPP loans from the first six months of 2021. PPP forgiveness and customer payments totaled $29.84 million in the second quarter of 2022 and $66.44 million in the first half of 2022. PPP loans of $9.13 million remained outstanding which is net of $0.21 million in unearned fees as of June 30, 2022. The solar, auto and light truck, aircraft and construction equipment portfolios all grew in the second quarter of 2022 compared to the second quarter of 2021 and the previous quarter.

Deposits
Average deposits of $6.80 billion grew $517.14 million for the quarter ended June 30, 2022, up 8.24% from the year ago quarter and increased $178.92 million, up 2.70% from the previous quarter. Average deposits for the first six months of 2022 were $6.71 billion, an increase of $576.44 million, up 9.40% from the same period a year ago. Deposit growth over the last year came from business and consumer clients while brokered deposits have declined. The second quarter increase over the linked quarter was primarily attributable to seasonal public fund deposit inflows.
Net Interest Income and Net Interest Margin
Second quarter 2022 tax-equivalent net interest income of $63.59 million increased $6.53 million, up 11.45% from the second quarter a year ago and grew $3.86 million, up 6.46% from the previous quarter. For the first six months of 2022, tax-equivalent net interest income was $123.31 million, an increase of $8.73 million, up 7.61% from the first half of 2021. We recognized $1.03 million in PPP loan fees during the quarter and $2.50 million during the first half of 2022 compared to $2.59 million in the previous year quarter and $6.57 million during the first half of 2021.
Second quarter 2022 net interest margin was 3.31%, an increase of 17 basis points from the 3.14% for the same period in 2021 and an increase of 14 basis points from the previous quarter. On a fully tax-equivalent basis, second quarter 2022 net interest margin was 3.32%, an increase of 17 basis points from the 3.15% for the same period in 2021 and was higher by 14 basis points compared to the previous quarter. Non-recurring items during the quarter contributed 11 basis points of the 17-basis point increase. Those items include PPP loans of two basis points, lower interest expense on mandatorily redeemable securities due to book value adjustments of four basis points and net interest recoveries of five basis points.
Net interest margin for the first six months of 2022 was 3.24% which was equal to the first six months of 2021. Similarly, net interest margin on a fully-tax-equivalent basis for the first half of 2022 was 3.25% which was equal to the prior year. PPP loans had a positive impact on the net margin of six basis points for the first half of 2022 and the first half of 2021.
Multiple Federal Reserve rate increases during 2022 contributed to net interest margin expansion as loans repriced faster than deposits during the second quarter of 2022 following significant compression after rate decreases during the first quarter of 2020 in response to the COVID-19 pandemic.
Noninterest Income
Second quarter 2022 noninterest income of $22.83 million decreased $2.07 million, or 8.31% from the second quarter a year ago and decreased $0.32 million, or 1.36% from the first quarter of 2022. For the first six months of 2022, noninterest income was $45.98 million, a decrease of $4.79 million, or 9.44% from the same period a year ago.

The reduction for both periods is mainly from reduced mortgage banking volumes resulting in lower income from loans retained and those originated and sold in the secondary market. Demand for mortgages has continued to decline as refinancing slowed and the number of homes for sale remains low. Equipment rental income continued to shrink as demand for leases declined. This was offset by a rise in service charges on deposit accounts and the absence of losses on the sale of investment securities. In addition to these, the decrease in noninterest income from the prior quarter was mainly due to decreased insurance commissions due to seasonal contingent commissions and this was offset by increased debit card income from a higher volume of debit card transactions.
Noninterest Expense
Second quarter 2022 noninterest expense of $45.66 million increased $0.46 million, or 1.01% from the second quarter a year ago and increased $0.32 million, or 0.70% from the prior quarter. For the first six months of 2022, noninterest expense was $90.99 million, an increase of $1.65 million, or 1.85% compared to the same period in 2021.
The increase in noninterest expense from the second quarter a year ago was mainly the result of a higher loan loss provision for unfunded loan commitments, increased data processing charges for technology projects, and higher business development costs tied to fewer COVID-19 restrictions and offset by decreased leased equipment depreciation as the average equipment rental portfolio continues to decline and lower collection and repossession expense.
The increase in noninterest expense from the prior quarter was primarily the result of increased legal and professional consulting fees, a rise in business development and marketing expense tied to marketing campaigns and higher data processing charges offset by a decrease in collection and repossession expense, lower net occupancy expense from snow removal costs during the previous quarter and decreased leased equipment depreciation.
Credit
The allowance for loan and lease losses as of June 30, 2022 was 2.39% of total loans and leases compared to 2.41% at March 31, 2022 and 2.49% at June 30, 2021. The allowance calculation includes PPP loans which are guaranteed by the SBA. Excluding these loans from the calculation results in an allowance of 2.40% at June 30, 2022, compared to 2.43% at March 31, 2022 and 2.63% at June 30, 2021. Net recoveries of $0.40 million were recorded for the second quarter of 2022 compared with net charge-offs of $0.16 million in the same quarter a year ago and $0.23 million of net recoveries in the prior quarter. The majority of recoveries during the quarter were related to the aircraft and consumer portfolios.
The provision for credit losses was $2.50 million for the second quarter of 2022, an increase of $5.53 million compared with the same period in 2021 and an increase of $0.27 million from the previous quarter. The ratio of nonperforming assets to loans and leases was 0.60% as of June 30, 2022, compared to 0.66% on March 31, 2022 and 1.06% on June 30, 2021. Excluding PPP loans, the ratio of non-performing assets to loans and leases was unchanged at June 30, 2022, 0.67% at March 31, 2021 and 1.13% at June 30, 2021. While nonperforming assets showed improvement during the quarter, the allowance for loan and lease losses increased at June 30, 2022 due to loan growth, economic uncertainty stemming from the war in Ukraine, inflationary pressures and prolonged supply chain disruptions.

Capital
As of June 30, 2022, the common equity-to-assets ratio was 10.66%, compared to 10.79% at March 31, 2022 and 11.68% a year ago. The tangible common equity-to-tangible assets ratio was 9.72% at June 30, 2022 compared to 9.85% at March 31, 2022 and 10.70% a year earlier. The Common Equity Tier 1 ratio, calculated under banking regulatory guidelines, was 13.79% at June 30, 2022 compared to 13.88% at March 31, 2022 and 13.62% a year ago. During the second quarter of 2022, 104,400 shares were repurchased for treasury reducing common shareholders’ equity by $4.66 million.
Book value per share declined to $34.74 primarily due to non-credit-related, negative market value adjustments to our investment securities available-for-sale portfolio during the quarter. Market value adjustments were the result of changes in interest rates, market spreads and market conditions subsequent to purchase.
ABOUT 1ST SOURCE CORPORATION
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of its clients, individuals, businesses and the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy-duty trucks, and construction equipment. The Corporation includes 79 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, nine Wealth Advisory Services locations and 10 1st Source Insurance offices.
FORWARD LOOKING STATEMENTS
Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “hope,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
NON-GAAP FINANCIAL MEASURES
The accounting and reporting policies of 1st Source conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures are used by management to evaluate and measure the Company’s performance. Although these non-GAAP financial measures are frequently used by investors to evaluate a financial institution, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity-to-tangible assets ratio and tangible book value per common share. Management believes that these measures provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses and lease depreciation), measures how much it costs to produce one dollar of revenue. Securities gains or losses and lease depreciation are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity-to-tangible assets ratio and tangible book value per common share as useful measurements of the Company’s equity.
See the table marked “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of certain non-GAAP financial measures used by the Company with their most closely related GAAP measures.
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(charts attached)

1st SOURCE CORPORATION
2nd QUARTER 2022 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
AVERAGE BALANCES
Assets	$8,092,316	$8,008,738	$7,657,276	$8,050,758	$7,504,692
Earning assets	7,685,631	7,620,248	7,264,886	7,653,120	7,113,559
Investments	1,835,974	1,887,055	1,339,551	1,861,374	1,285,564
Loans and leases	5,467,808	5,324,344	5,515,387	5,396,472	5,507,243
Deposits	6,795,793	6,616,869	6,278,654	6,706,826	6,130,386
Interest bearing liabilities	5,049,145	4,913,453	4,785,800	4,981,675	4,682,307
Common shareholders’ equity	861,134	910,793	898,388	885,826	896,481
Total equity	915,714	964,156	942,821	939,801	940,648
INCOME STATEMENT DATA
Net interest income	$63,462	$59,618	$56,935	$123,080	$114,347
Net interest income - FTE(1)	63,585	59,726	57,053	123,311	114,586
Provision (recovery of provision) for credit losses	2,503	2,233	(3,025)	4,736	(627)
Noninterest income	22,830	23,145	24,898	45,975	50,767
Noninterest expense	45,655	45,336	45,198	90,991	89,338
Net income	29,330	27,401	30,235	56,731	58,341
Net income available to common shareholders	29,314	27,390	30,223	56,704	58,328
PER SHARE DATA
Basic net income per common share	$1.18	$1.10	$1.19	$2.28	$2.29
Diluted net income per common share	1.18	1.10	1.19	2.28	2.29
Common cash dividends declared	0.31	0.31	0.30	0.62	0.59
Book value per common share(2)	34.74	34.97	36.05	34.74	36.05
Tangible book value per common share(1)	31.33	31.57	32.69	31.33	32.69
Market value - High	48.42	52.70	51.02	52.70	51.02
Market value - Low	42.29	45.78	45.22	42.29	38.73
Basic weighted average common shares outstanding	24,691,747	24,743,790	25,143,712	24,717,625	25,231,789
Diluted weighted average common shares outstanding	24,691,747	24,743,790	25,143,712	24,717,625	25,231,789
KEY RATIOS
Return on average assets	1.45%	1.39%	1.58%	1.42%	1.57%
Return on average common shareholders’ equity	13.65	12.20	13.49	12.91	13.12
Average common shareholders’ equity to average assets	10.64	11.37	11.73	11.00	11.95
End of period tangible common equity to tangible assets(1)	9.72	9.85	10.70	9.72	10.70
Risk-based capital - Common Equity Tier 1(3)	13.79	13.88	13.62	13.79	13.62
Risk-based capital - Tier 1(3)	15.53	15.67	15.32	15.53	15.32
Risk-based capital - Total(3)	16.79	16.93	16.58	16.79	16.58
Net interest margin	3.31	3.17	3.14	3.24	3.24
Net interest margin - FTE(1)	3.32	3.18	3.15	3.25	3.25
Efficiency ratio: expense to revenue	52.91	54.78	55.23	53.82	54.11
Efficiency ratio: expense to revenue - adjusted(1)	51.72	53.29	52.89	52.49	51.94
Net (recoveries) charge offs to average loans and leases	(0.03)	(0.02)	0.01	(0.02)	0.13
Loan and lease loss allowance to loans and leases	2.39	2.41	2.49	2.39	2.49
Nonperforming assets to loans and leases	0.60	0.66	1.06	0.60	1.06

	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
END OF PERIOD BALANCES
Assets	$8,029,359	$8,012,463	$8,096,289	$7,964,092	$7,718,694
Loans and leases	5,551,216	5,394,003	5,346,214	5,358,797	5,483,045
Deposits	6,744,896	6,673,092	6,679,065	6,522,505	6,345,410
Allowance for loan and lease losses	132,865	129,959	127,492	133,755	136,361
Goodwill and intangible assets	83,916	83,921	83,926	83,931	83,937
Common shareholders’ equity	856,251	864,850	916,255	911,333	901,226
Total equity	910,667	919,470	969,464	956,397	945,457
ASSET QUALITY
Loans and leases past due 90 days or more	$50	$274	$249	$96	$44
Nonaccrual loans and leases	33,490	35,435	38,706	43,166	55,864
Repossessions	102	73	861	690	1,213
Equipment owned under operating leases	43	343	1,518	1,598	1,728
Total nonperforming assets	$33,685	$36,125	$41,334	$45,550	$58,849
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.
(2) Calculated as common shareholders’ equity divided by common shares outstanding at the end of the period.
(3) Calculated under banking regulatory guidelines.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	June 30,	March 31,	December 31,	June 30,
	2022	2022	2021	2021
ASSETS
Cash and due from banks	$116,915	$69,195	$54,420	$69,101
Federal funds sold and interest bearing deposits with other banks	164,848	347,697	470,767	400,346
Investment securities available-for-sale	1,836,389	1,857,431	1,863,041	1,413,022
Other investments	25,538	25,538	27,189	27,429
Mortgages held for sale	5,525	4,757	13,284	6,453
Loans and leases, net of unearned discount:
Commercial and agricultural	842,618	869,093	918,712	1,125,965
Solar	350,472	337,485	348,302	305,250
Auto and light truck	708,720	629,780	603,775	595,326
Medium and heavy duty truck	278,334	255,277	259,740	256,169
Aircraft	959,876	957,040	898,401	883,559
Construction equipment	803,734	775,972	754,273	729,055
Commercial real estate	931,058	920,807	929,341	966,171
Residential real estate and home equity	535,589	510,537	500,590	492,552
Consumer	140,815	138,012	133,080	128,998
Total loans and leases	5,551,216	5,394,003	5,346,214	5,483,045
Allowance for loan and lease losses	(132,865)	(129,959)	(127,492)	(136,361)
Net loans and leases	5,418,351	5,264,044	5,218,722	5,346,684
Equipment owned under operating leases, net	36,579	41,792	48,433	56,011
Net premises and equipment	45,250	45,960	47,038	47,617
Goodwill and intangible assets	83,916	83,921	83,926	83,937
Accrued income and other assets	296,048	272,128	269,469	268,094
Total assets	$8,029,359	$8,012,463	$8,096,289	$7,718,694
LIABILITIES
Deposits:
Noninterest-bearing demand	$2,032,566	$2,061,111	$2,052,981	$1,851,932
Interest-bearing deposits:
Interest-bearing demand	2,644,590	2,430,979	2,455,580	2,318,210
Savings	1,282,791	1,328,981	1,286,367	1,182,643
Time	784,949	852,021	884,137	992,625
Total interest-bearing deposits	4,712,330	4,611,981	4,626,084	4,493,478
Total deposits	6,744,896	6,673,092	6,679,065	6,345,410
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	162,649	193,798	194,727	167,097
Other short-term borrowings	5,190	5,360	5,300	5,247
Total short-term borrowings	167,839	199,158	200,027	172,344
Long-term debt and mandatorily redeemable securities	48,459	69,563	71,251	81,330
Subordinated notes	58,764	58,764	58,764	58,764
Accrued expenses and other liabilities	98,734	92,416	117,718	115,389
Total liabilities	7,118,692	7,092,993	7,126,825	6,773,237
SHAREHOLDERS’ EQUITY
Preferred stock; no par value Authorized 10,000,000 shares; none issued or outstanding	—	—	—	—
Common stock; no par value Authorized 40,000,000 shares; issued 28,205,674 shares at June 30, 2022, March 31, 2022, December 31, 2021, and June 30, 2021, respectively	436,538	436,538	436,538	436,538
Retained earnings	646,600	624,503	603,787	558,795
Cost of common stock in treasury (3,555,267, 3,473,139, 3,466,162, and 3,204,947 shares at June 30, 2022, March 31, 2022, December 31, 2021, and June 30, 2021, respectively)	(119,876)	(115,654)	(114,209)	(101,711)
Accumulated other comprehensive (loss) income	(107,011)	(80,537)	(9,861)	7,604
Total shareholders’ equity	856,251	864,850	916,255	901,226
Noncontrolling interests	54,416	54,620	53,209	44,231
Total equity	910,667	919,470	969,464	945,457
Total liabilities and equity	$8,029,359	$8,012,463	$8,096,289	$7,718,694

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Interest income:
Loans and leases	$60,415	$55,208	$57,144	$115,623	$115,008
Investment securities, taxable	6,289	6,344	4,155	12,633	8,143
Investment securities, tax-exempt	157	134	154	291	328
Other	1,168	363	317	1,531	583
Total interest income	68,029	62,049	61,770	130,078	124,062
Interest expense:
Deposits	3,553	2,376	3,202	5,929	6,728
Short-term borrowings	23	24	29	47	65
Subordinated notes	851	823	814	1,674	1,632
Long-term debt and mandatorily redeemable securities	140	(792)	790	(652)	1,290
Total interest expense	4,567	2,431	4,835	6,998	9,715
Net interest income	63,462	59,618	56,935	123,080	114,347
Provision (recovery of provision) for credit losses	2,503	2,233	(3,025)	4,736	(627)
Net interest income after provision for credit losses	60,959	57,385	59,960	118,344	114,974
Noninterest income:
Trust and wealth advisory	6,087	5,914	6,466	12,001	11,947
Service charges on deposit accounts	2,942	2,792	2,508	5,734	4,955
Debit card	4,561	4,194	4,754	8,755	8,936
Mortgage banking	1,062	1,377	2,859	2,439	6,760
Insurance commissions	1,568	1,905	1,684	3,473	3,836
Equipment rental	3,295	3,662	4,255	6,957	8,884
Losses on investment securities available-for-sale	—	—	(680)	—	(680)
Other	3,315	3,301	3,052	6,616	6,129
Total noninterest income	22,830	23,145	24,898	45,975	50,767
Noninterest expense:
Salaries and employee benefits	25,562	25,467	25,510	51,029	50,706
Net occupancy	2,524	2,811	2,527	5,335	5,246
Furniture and equipment	1,384	1,295	1,420	2,679	2,894
Data processing	5,402	5,208	4,917	10,610	9,901
Depreciation – leased equipment	2,664	3,015	3,550	5,679	7,323
Professional fees	2,094	1,608	2,146	3,702	3,759
FDIC and other insurance	893	850	772	1,743	1,437
Business development and marketing	1,669	1,268	1,351	2,937	2,348
Loan and lease collection and repossession	(265)	134	486	(131)	615
Other	3,728	3,680	2,519	7,408	5,109
Total noninterest expense	45,655	45,336	45,198	90,991	89,338
Income before income taxes	38,134	35,194	39,660	73,328	76,403
Income tax expense	8,804	7,793	9,425	16,597	18,062
Net income	29,330	27,401	30,235	56,731	58,341
Net (income) loss attributable to noncontrolling interests	(16)	(11)	(12)	(27)	(13)
Net income available to common shareholders	$29,314	$27,390	$30,223	$56,704	$58,328
Per common share:
Basic net income per common share	$1.18	$1.10	$1.19	$2.28	$2.29
Diluted net income per common share	$1.18	$1.10	$1.19	$2.28	$2.29
Cash dividends	$0.31	$0.31	$0.30	$0.62	$0.59
Basic weighted average common shares outstanding	24,691,747	24,743,790	25,143,712	24,717,625	25,231,789
Diluted weighted average common shares outstanding	24,691,747	24,743,790	25,143,712	24,717,625	25,231,789

1st SOURCE CORPORATION
DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited - Dollars in thousands)
				Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate
ASSETS
Investment securities available-for-sale:
Taxable	$1,805,044	$6,289	1.40%	$1,857,557	$6,344	1.39%	$1,305,988	$4,156	1.28%
Tax exempt(1)	30,930	195	2.53%	29,498	165	2.27%	33,563	192	2.29%
Mortgages held for sale	4,889	52	4.27%	8,791	67	3.09%	7,208	54	3.00%
Loans and leases, net of unearned discount(1)	5,467,808	60,448	4.43%	5,324,344	55,218	4.21%	5,515,387	57,169	4.16%
Other investments	376,960	1,168	1.24%	400,058	363	0.37%	402,740	317	0.32%
Total earning assets(1)	7,685,631	68,152	3.56%	7,620,248	62,157	3.31%	7,264,886	61,888	3.42%
Cash and due from banks	90,101			77,063			76,198
Allowance for loan and lease losses	(132,020)			(128,647)			(142,056)
Other assets	448,604			440,074			458,248
Total assets	$8,092,316			$8,008,738			$7,657,276

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	$4,753,331	$3,553	0.30%	$4,587,242	$2,376	0.21%	$4,458,915	$3,202	0.29%
Short-term borrowings:
Securities sold under agreements to repurchase	176,994	23	0.05%	192,108	23	0.05%	180,613	28	0.06%
Other short-term borrowings	5,394	—	—%	5,372	1	0.08%	5,992	1	0.07%
Subordinated notes	58,764	851	5.81%	58,764	823	5.68%	58,764	814	5.56%
Long-term debt and mandatorily redeemable securities	54,662	140	1.03%	69,967	(792)	(4.59)%	81,516	790	3.89%
Total interest-bearing liabilities	5,049,145	4,567	0.36%	4,913,453	2,431	0.20%	4,785,800	4,835	0.41%
Noninterest-bearing deposits	2,042,462			2,029,627			1,819,739
Other liabilities	84,995			101,502			108,916
Shareholders’ equity	861,134			910,793			898,388
Noncontrolling interests	54,580			53,363			44,433
Total liabilities and equity	$8,092,316			$8,008,738			$7,657,276
Less: Fully tax-equivalent adjustments		(123)			(108)			(118)
Net interest income/margin (GAAP-derived)(1)		$63,462	3.31%		$59,618	3.17%		$56,935	3.14%
Fully tax-equivalent adjustments		123			108			118
Net interest income/margin - FTE(1)		$63,585	3.32%		$59,726	3.18%		$57,053	3.15%
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.

1st SOURCE CORPORATION
DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited - Dollars in thousands)
	Six Months Ended
	June 30, 2022			June 30, 2021
	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate
ASSETS
Investment securities available-for-sale:
Taxable	$1,831,156	$12,633	1.39%	$1,250,096	$8,143	1.31%
Tax exempt(1)	30,218	360	2.40%	35,468	406	2.31%
Mortgages held for sale	6,829	119	3.51%	10,727	140	2.63%
Loans and leases, net of unearned discount(1)	5,396,472	115,666	4.32%	5,507,243	115,029	4.21%
Other investments	388,445	1,531	0.79%	310,025	583	0.38%
Total earning assets(1)	7,653,120	130,309	3.43%	7,113,559	124,301	3.52%
Cash and due from banks	83,618			75,691
Allowance for loan and lease losses	(130,343)			(142,628)
Other assets	444,363			458,070
Total assets	$8,050,758			$7,504,692

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	4,670,746	5,929	0.26%	4,360,607	6,728	0.31%
Short-term borrowings:
Securities sold under agreements to repurchase	184,509	46	0.05%	174,928	63	0.07%
Other short-term borrowings	5,383	1	0.04%	6,765	2	0.06%
Subordinated notes	58,764	1,674	5.74%	58,764	1,632	5.60%
Long-term debt and mandatorily redeemable securities	62,273	(652)	(2.11)%	81,243	1,290	3.20%
Total interest-bearing liabilities	4,981,675	6,998	0.28%	4,682,307	9,715	0.42%
Noninterest-bearing deposits	2,036,080			1,769,779
Other liabilities	93,202			111,958
Shareholders’ equity	885,826			896,481
Noncontrolling interests	53,975			44,167
Total liabilities and equity	$8,050,758			$7,504,692
Less: Fully tax-equivalent adjustments		(231)			(239)
Net interest income/margin (GAAP-derived)(1)		$123,080	3.24%		$114,347	3.24%
Fully tax-equivalent adjustments		231			239
Net interest income/margin - FTE(1)		$123,311	3.25%		$114,586	3.25%
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.

1st SOURCE CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited - Dollars in thousands, except per share data)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2022	2022	2021	2022	2021
Calculation of Net Interest Margin
(A)	Interest income (GAAP)	$68,029	$62,049	$61,770	$130,078	$124,062
	Fully tax-equivalent adjustments:
(B)	– Loans and leases	85	77	80	162	161
(C)	– Tax exempt investment securities	38	31	38	69	78
(D)	Interest income – FTE (A+B+C)	68,152	62,157	61,888	130,309	124,301
(E)	Interest expense (GAAP)	4,567	2,431	4,835	6,998	9,715
(F)	Net interest income (GAAP) (A-E)	63,462	59,618	56,935	123,080	114,347
(G)	Net interest income - FTE (D-E)	63,585	59,726	57,053	123,311	114,586
(H)	Annualization factor	4.011	4.056	4.011	2.017	2.017
(I)	Total earning assets	$7,685,631	$7,620,248	$7,264,886	$7,653,120	$7,113,559
	Net interest margin (GAAP-derived) (F*H)/I	3.31%	3.17%	3.14%	3.24%	3.24%
	Net interest margin – FTE (G*H)/I	3.32%	3.18%	3.15%	3.25%	3.25%

Calculation of Efficiency Ratio
(F)	Net interest income (GAAP)	$63,462	$59,618	$56,935	$123,080	$114,347
(G)	Net interest income – FTE	63,585	59,726	57,053	123,311	114,586
(J)	Plus: noninterest income (GAAP)	22,830	23,145	24,898	45,975	50,767
(K)	Less: gains/losses on investment securities and partnership investments	(636)	(444)	348	(1,080)	(112)
(L)	Less: depreciation – leased equipment	(2,664)	(3,015)	(3,550)	(5,679)	(7,323)
(M)	Total net revenue (GAAP) (F+J)	86,292	82,763	81,833	169,055	165,114
(N)	Total net revenue – adjusted (G+J–K–L)	83,115	79,412	78,749	162,527	157,918
(O)	Noninterest expense (GAAP)	45,655	45,336	45,198	90,991	89,338
(L)	Less:depreciation – leased equipment	(2,664)	(3,015)	(3,550)	(5,679)	(7,323)
(P)	Noninterest expense – adjusted (O–L)	42,991	42,321	41,648	85,312	82,015
	Efficiency ratio (GAAP-derived) (O/M)	52.91%	54.78%	55.23%	53.82%	54.11%
	Efficiency ratio – adjusted (P/N)	51.72%	53.29%	52.89%	52.49%	51.94%

		End of Period
		June 30,	March 31,	June 30,
		2022	2022	2021
Calculation of Tangible Common Equity-to-Tangible Assets Ratio
(Q)	Total common shareholders’ equity (GAAP)	$856,251	$864,850	$901,226
(R)	Less: goodwill and intangible assets	(83,916)	(83,921)	(83,937)
(S)	Total tangible common shareholders’ equity (Q–R)	$772,335	$780,929	$817,289
(T)	Total assets (GAAP)	8,029,359	8,012,463	7,718,694
(R)	Less: goodwill and intangible assets	(83,916)	(83,921)	(83,937)
(U)	Total tangible assets (T–R)	$7,945,443	$7,928,542	$7,634,757
	Common equity-to-assets ratio (GAAP-derived) (Q/T)	10.66%	10.79%	11.68%
	Tangible common equity-to-tangible assets ratio (S/U)	9.72%	9.85%	10.70%

Calculation of Tangible Book Value per Common Share
(Q)	Total common shareholders’ equity (GAAP)	$856,251	$864,850	$901,226
(V)	Actual common shares outstanding	24,650,407	24,732,535	25,000,727
	Book value per common share (GAAP-derived) (Q/V)*1000	$34.74	$34.97	$36.05
	Tangible common book value per share (S/V)*1000	$31.33	$31.57	$32.69

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